Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER RESULTS

Seasonally Lower Volume and Higher OIS Development Costs Reduce Profitability

Hutchinson, Minn., April 30, 2015 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $9.7 million, or $0.29 per share, on net sales of $62.4 million, for its fiscal second quarter ended March 29, 2015.  The net loss included $430,000 of non-cash interest expense and a $140,000 foreign currency gain.  Excluding these items, the company’s net loss for the fiscal 2015 second quarter was $9.4 million, or $0.28 per share.

In the preceding quarter, the company reported a net loss of $9.9 million, or $0.32 per share, on net sales of $72.4 million.  The net loss included a $4.3 million loss on debt extinguishment, $860,000 of non-cash interest expense, $640,000 of foreign currency losses and $160,000 of site consolidation costs.  Excluding these items, the company’s net loss for the fiscal 2015 first quarter was $3.9 million, or $0.13 per share.

Compared with the preceding quarter, the company’s suspension assembly shipments declined 17% to 101.1 million.  “We had anticipated a seasonal decline in shipments in our second quarter, but the decline was steeper than we expected, primarily due to weakness in the personal computer market,” said Rick Penn, Hutchinson Technology’s president and chief executive officer.  “While our current demand is still heavily weighted toward PC applications, cloud and hyperscale applications are expected to provide future growth for suspension assembly demand,” said Penn.

Gross profit in the fiscal 2015 second quarter totaled $6.3 million, or 10.0% of net sales, compared with $11.5 million, or 15.8% of net sales, in the preceding quarter.  The decline resulted from the lower volume in the quarter which reduced operating leverage as the company curtailed production and managed inventory down.  Despite the reduced operating leverage, Penn said that operating efficiency in the quarter remained strong in its component and assembly operations.  The company’s Thailand assembly operation accounted for 85% of assembly production in the second quarter, up from 77% in the preceding quarter.

Regarding its shape memory alloy (SMA) optical image stabilization (OIS) actuator, Penn said the company continues to focus on optimizing manufacturing processes and refining product designs in order to increase acceptance among smartphone and camera module manufacturers.  “As we work to win new programs, customer interest in our SMA technology is encouraging,” said Penn.  “The smartphone camera market is in the early phases of adopting OIS technology, and as we’ve stated previously, we are still in the initial stages of developing this new opportunity.” Total research and development expenses increased to $7.1 million in the fiscal 2015 second quarter compared to $6.0 million in the preceding quarter, with the increase attributable to additional costs for OIS product and process development.

Cash and investments at the end of the fiscal 2015 second quarter totaled $43.6 million compared with $34.5 million at the end of the preceding quarter.  Cash generated by operations in the quarter totaled $15.6 million and included the remainder of an advance payment from a customer and other working capital improvements.  Capital spending totaled $8.2 million in the second quarter.

“The seasonal weakness that we saw in the March quarter has continued into the June quarter, with an extremely slow start to the quarter as customers have reacted to lower disk drive demand by reducing their build plans and their levels of suspension inventory,” said Penn.  As a result, the company currently expects fiscal 2015 third quarter suspension assembly shipments to be down approximately 10% compared with the second quarter and average selling price to be 58 to 59 cents per part.  Due to the lower volume, third quarter gross profit is also expected to decline compared to the second quarter.

“The current weakness in demand is disappointing but consistent with seasonal demand and production in the disk drive industry and, in particular, the weight that personal computing applications still carry in our mix of business,” said Penn.  “In the second half of the calendar year, we expect higher volume due to increased worldwide suspension assembly demand and an improving position on customers’ disk drive programs.  We’re also encouraged by the level of development activity that is occurring with our customers across all of the disk drive segments.  Beyond our core business, our SMA OIS product presents an attractive opportunity to extend our precision manufacturing expertise into a new market.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global supplier of critical precision component technologies.  As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.  Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements regarding demand for and shipments of suspension assemblies, product mix, pricing, market position, operating performance, market adoption and production of OIS actuators and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 29,	March 30,	March 29,	March 30,
	2015	2014	2015	2014

Net sales	$62,359	$60,699	$134,782	$131,011
Cost of sales	56,097	54,836	117,056	119,618
Gross profit	6,262	5,863	17,726	11,393

Research and development expenses	7,097	4,389	13,139	8,331
Selling, general and administrative expenses	5,848	6,212	11,833	12,075
Severance and site consolidation expenses	-	650	159	1,242
Asset impairment	-	-	-	4,470
Loss from operations	(6,683)	(5,388)	(7,405)	(14,725)

Other income (expense), net	267	656	(288)	(2,417)
Loss on extinguishment of long-term debt	-	-	(4,318)	-
Interest income	15	10	19	35
Interest expense	(3,270)	(3,959)	(7,723)	(7,736)
Loss before income taxes	(9,671)	(8,681)	(19,715)	(24,843)

Provision (benefit) for income taxes	32	25	(113)	(791)

Net loss	$(9,703)	$(8,706)	$(19,602)	$(24,052)

Basic loss per share	$(0.29)	$(0.31)	$(0.61)	$(0.86)

Diluted loss per share	$(0.29)	$(0.31)	$(0.61)	$(0.86)

Weighted-average common shares outstanding	33,270	28,047	31,910	27,923

Weighted-average diluted shares outstanding	33,270	28,047	31,910	27,923

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	March 29,	September 28,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$42,596	$37,939
Short-term investments - restricted	965	965
Trade receivables, net	15,781	23,971
Other receivables	2,451	2,894
Inventories	47,402	48,978
Other current assets	4,258	4,323
Total current assets	113,453	119,070
Property, plant and equipment, net	152,074	153,169
Other assets	4,744	2,926
Total assets	$270,271	$275,165

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$3,000	$48,731
Current portion of capital lease obligation	2,470	2,109
Accounts payable	17,245	19,055
Accrued expenses	12,809	6,406
Accrued compensation	9,575	9,312
Total current liabilities	45,099	85,613
Long-term debt, net of discount	122,983	87,168
Capital lease obligation	5,294	4,464
Other long-term liabilities	3,718	3,092
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 33,465,000 and 28,102,000
issued and outstanding	335	281
Additional paid-in capital	451,388	433,308
Accumulated other comprehensive loss	(726)	(543)
Accumulated loss	(357,820)	(338,218)
Total shareholders' equity	93,177	94,828
Total liabilities and shareholders' equity	$270,271	$275,165

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 29,	March 30,
	2015	2014
Operating activities:
Net loss	$(19,602)	$(24,052)
Adjustments to reconcile net loss to
cash provided by (used for) operating activities:
Depreciation and amortization	16,419	19,927
Stock-based compensation	661	592
Loss on disposal of assets	39	76
Asset impairment charge	-	4,470
Non-cash interest expense	1,290	1,633
Loss on extinguishment of debt	4,318	-
Severance and site consolidation expenses	(27)	366
Changes in operating assets and liabilities	15,599	(3,200)
Cash provided by (used for) operating activities	18,697	(188)

Investing activities:
Capital expenditures	(14,505)	(10,480)
Proceeds from sale / leaseback of equipment	2,408	6,395
Proceeds from sale of building	-	4,364
Change in restricted cash	(974)	1,549
Purchases of marketable securities	(965)	(1,200)
Sales / maturities of marketable securities	965	1,200
Cash (used for) provided by investing activities	(13,071)	1,828

Financing activities:
Proceeds from issuance of common stock	60	26
Repayments of capital lease	(1,113)	(732)
Repayments of revolving credit line	(76,523)	(116,252)
Proceeds from revolving credit line	66,990	114,272
Repayments of debt	(39,822)	-
Proceeds from private placement of debt	37,500	-
Proceeds from term loan	15,000	-
Debt refinancing costs	(3,175)	-
Cash used for financing activities	(1,083)	(2,686)

Effect of exchange rate changes on cash	114	679

Net increase (decrease) in cash and cash equivalents	4,657	(367)

Cash and cash equivalents at beginning of period	37,939	39,403

Cash and cash equivalents at end of period	$42,596	$39,036

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	March 29,	December 28,	March 30,
	2015	2014	2014

Net loss - GAAP	$(9,703)	$(9,898)	$(8,706)
Subtract foreign currency gain	(139)	-	(576)
Add foreign currency loss	-	640	-
Add loss on debt extinguishment	-	4,318	-
Add non-cash interest expenses	431	858	834
Add site consolidation and severance expenses	-	159	650
Net loss - Adjusted	$(9,411)	$(3,923)	$(7,798)

Net loss per common share – GAAP:

Basic loss income per share	$(0.29)	$(0.32)	$(0.31)
Diluted loss income per share	$(0.29)	$(0.32)	$(0.31)

Net loss per common share – Adjusted:

Basic loss per share	$(0.28)	$(0.13)	$(0.28)
Diluted loss per share	$(0.28)	$(0.13)	$(0.28)

Weighted average common and common equivalent shares outstanding:

Basic	33,267	30,548	28,047
Diluted	33,267	30,548	28,047

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.